Exhibit 5

Catherine Kilbane

Senior Vice President

General Counsel and Secretary

June 1, 2017

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115-1075

Re:	Registration Statement on Form S-8 of The Sherwin-Williams Company

Ladies and Gentlemen:

I am General Counsel for The Sherwin-Williams Company, an Ohio corporation (the “Company”), and have acted in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof. The Registration Statement relates to the registration of 76,652 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), issuable under The Valspar Corporation Amended and Restated 2015 Omnibus Equity Plan (the “Plan”).

I, or attorneys under my supervision, have examined all such corporate records of the Company, as well as made such investigation of matters of fact and law and examined such other documents as I have deemed necessary for rendering the opinion hereinafter expressed. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and paid for pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Ohio.

The Sherwin-Williams Company 101 West Prospect Avenue, Cleveland OH 44115

Ph: (216) 566-3777 Fax: (216) 566-2947 Email: cathy.kilbane@sherwin.com

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Catherine M. Kilbane
Catherine M. Kilbane
Senior Vice President, General Counsel and Secretary